================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 20, 1998

                            PRIDE INTERNATIONAL, INC.
                   (formerly Pride Petroleum Services, Inc.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              LOUISIANA                               1-13289                                76-0069030
    (STATE OR OTHER JURISDICTION              (COMMISSION FILE NUMBER)                    (I.R.S. EMPLOYER
          OF INCORPORATION)                                                             IDENTIFICATION NO.)

     5847 SAN FELIPE, SUITE 3300
           HOUSTON, TEXAS                                            77057
   (ADDRESS OF PRINCIPAL EXECUTIVE                                (ZIP CODE)
              OFFICES)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713)789-1400

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
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      During 1997, Pride International, Inc. (the "Company") realigned its operations to concentrate on more profitable offshore and international drilling markets through the following strategic transactions:

      o DIVESTITURE OF U.S. LAND-BASED OPERATIONS. In February 1997, the Company completed the divestiture of its domestic land-based well servicing operations, which included 407 workover rigs operating in Texas, California, New Mexico and Louisiana, for approximately $136 million in cash. The Company retained 14 of its larger land-based rigs for redeployment to international markets, ten of which have since been redeployed to South America. The divested operations generated the Company's lowest operating margins.

      o FORASOL ACQUISITION. In March 1997, the Company acquired the operating subsidiaries of Forasol-Foramer N.V. (collectively, "Forasol") for approximately $113 million in cash and 11 million shares of Common Stock. The transaction provided entry into new international markets while contributing additional capacity in the Company's existing South American markets, as well as a deepwater asset base and expertise. Forasol provides drilling, workover and engineering services in more than 15 countries, including substantial operations in South America, West Africa, the Middle East and Southeast Asia.

      o PURCHASE OF JACKUP RIGS. In May 1997, the Company purchased 13 mat-supported jackup rigs for approximately $269 million. The purchase of these rigs positioned the Company as the second largest operator in the Gulf of Mexico of mat-supported jackup rigs capable of operating in water depths of 200 feet or greater.

     The following financial statements are included as part of this Current
Report:

     (a)  Mat-Supported Jackup Rig Operations of Noble Drilling Corporation

          Report of Independent Accountants ................................   2
          Historical Statement of Revenues and Direct/Allocated Operating
               Expenses for the Year Ended December 31, 1996 and the
               Three Months Ended March 31, 1997 ...........................   3
          Notes to Historical Statement of Revenues and Direct/Allocated
               Operating Expenses ..........................................   4

      (b)   Forasol-Foramer N.V.

            Report of Independent Auditors (Ernst & Young Audit)............   7
            Report of Independent Accountants (Price Waterhouse)............   8
            Consolidated Balance Sheets as of December 31, 1996 and 1995....   9
            Consolidated Statements of Operations for the Years Ended
                  December 31, 1996, 1995 and 1994.........................   10
            Consolidated Statements of Cash Flows for the Years Ended
                  December 31, 1996, 1995 and 1994.........................   11
            Consolidated Statements of Stockholders' Equity for the Years
                  Ended December 31, 1996, 1995 and 1994...................   12
            Notes to the Consolidated Financial Statements.................   13

     (c)  Pro Forma Financial Information

          Unaudited Pro Forma Statement of Operations .....................   32
          Unaudited Pro Forma Statement of Operations for the Year
                  Ended December 31, 1997 .................................   33
          Notes to Unaudited Pro Forma Statement of Operations ............   34

     (d)  Exhibits.

          23.1       --   Consent of Price Waterhouse LLP (Houston, Texas)
          23.2       --   Consent of Ernst & Young Audit
          23.3       --   Consent of Price Waterhouse (Paris, France)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Noble Drilling Corporation

     We have audited the accompanying Historical Statement of Revenues and Direct/Allocated Operating Expenses of the Mat-Supported Jackup Rigs of Noble Drilling Corporation (the Company) for the year ended December 31, 1996. This historical statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this historical statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying historical statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (SEC) as described in Note 1 and is not intended to be a complete presentation of the Noble Drilling Corporation's Mat-Supported Jackup Rigs' revenues and expenses.

     In our opinion, the historical statement referred to above presents fairly, in all material respects, the revenues and direct/allocated operating expenses of the Mat-Supported Jackup Rigs of Noble Drilling Corporation as described in
Note 1 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.


PRICE WATERHOUSE LLP
Houston, Texas
July 18, 1997

                     MAT-SUPPORTED JACKUP RIG OPERATIONS OF
                           NOBLE DRILLING CORPORATION
                  HISTORICAL STATEMENT OF REVENUES AND DIRECT/
                          ALLOCATED OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                         THREE MONTHS
                                         YEAR ENDED      ENDED MARCH
                                        DECEMBER 31,         31,
                                            1996             1997
                                                         (UNAUDITED)
Revenues:
     Contract drilling revenues......     $ 68,747         $ 23,970
                                        ------------    --------------
Direct/allocated operating expenses:
     Contract drilling costs.........       37,268           11,096
     Depreciation and amortization...        7,960            1,967
     Impairment expense..............       10,200          --
     Selling, general and
      administrative expenses........        6,863            1,983
     Other operating expense.........        1,782                7
     Minority interest...............         (441)             362
                                        ------------    --------------
                                            63,632           15,415
                                        ------------    --------------
Revenues less direct/allocated
  operating expenses.................     $  5,115         $  8,555
                                        ============    ==============

         The accompanying notes are an integral part of this statement.

            MAT-SUPPORTED JACKUP RIGS OF NOBLE DRILLING CORPORATION
                        NOTES TO HISTORICAL STATEMENT OF
                REVENUES AND DIRECT/ALLOCATED OPERATING EXPENSES

NOTE 1 -- BASIS OF PRESENTATION:

     Pursuant to an agreement dated February 19, 1997, Pride Petroleum Services, Inc. ("Pride") acquired the Mat-Supported Jackup Rigs (the "Acquired Rigs") of Noble Drilling Corporation (Noble or the Company) for $268.8 million in cash, consisting of the following wholly-owned, mat-supported jackup rigs: JIM BAWCOM, JACK CLARK, CECIL FORBES, DUKE HINDS, W.T. JOHNSON, FRANK LAMAISON, CLIFF MATTHEWS, RED MCCARTY, MAC MCCOY, FRANK REIGER, LINN RICHARDSON (hull only) and MARVIN WINTERS. In addition, the Acquired Rigs include Noble's share of the NN-1, a mat-supported jackup rig owned by NN-1 Limited Partnership, of which Noble is the General Partner and has an approximate 90% interest. Except for NN-1's operations, which are conducted in Africa, the Acquired Rigs' operations are conducted in the Gulf of Mexico.

     The Pride acquisition has been accounted for as a purchase and the results of operations for the Acquired Rigs are included in Pride's results of operations effective May 7, 1997.

     The accompanying statement reflects the historical revenues and direct/allocated operating expenses attributable to the Acquired Rigs for the year ended December 31, 1996 and for the three months ended March 31, 1997. The revenues and direct/allocated operating expenses for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the remainder of the year. Complete financial statements, including a balance sheet and statement of cash flows, are not presented, as the Acquired Rigs were not operated as or accounted for within a separate entity for the periods presented in the accompanying historical statement. For purposes of preparing this historical statement under generally accepted accounting principles, allocations from certain Noble income statement accounts were made. These allocations, including the allocation from Noble of direct and indirect corporate administrative costs attributable to the Acquired Rigs, are considered reasonable by management and were based principally on proportionate variables such as revenues.

     Because the accompanying statement reflects extensive transactions and relationships with Noble, the terms of these transactions and relationships might have been different had they been between wholly unrelated parties. During the year ended December 31, 1996, certain of the Acquired Rigs were involved in drilling arrangements with Triton Engineering Services, Inc.(Triton), a Noble affiliate. Drilling revenues and contract drilling costs associated with these Triton arrangements were as follows:

                                               Year ended
                                               December 31,
                  Rig                              1996
                  ---                    ----------------------
                                         Revenues         Costs
                                         ----------------------
                                             (in millions)

                  Jack Clark ........     $ 6.6           $ 3.6
                  Jim Bawcom ........     $ 7.8           $ 4.3
                  Red McCarty .......     $ 1.6           $ 0.9
                  W.T. Johnson ......     $ 1.3           $ 0.7
                                          -----           -----
                  Total .............     $17.3           $ 9.5
                                          =====           =====

In addition, the NN-1 recognized $2.1 million in revenues and $1.0 million in related drilling costs working for Triton during the first quarter of 1997.

NOTE 2 -- SUMMARY OF SIGNIFICANT POLICIES:

  CONTRACT DRILLING REVENUES

     Drilling revenues are recognized as services are performed based upon contracted dayrates and the number of operating days during the period.

  CONTRACT DRILLING COSTS

     Contract drilling costs include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the Acquired Rigs.

     Total repair and maintenance expenses for the year and quarter ended December 31, 1996 and March 31, 1997 were approximately $7.9 million and $2.0 million, respectively.

            MAT-SUPPORTED JACKUP RIGS OF NOBLE DRILLING CORPORATION
                        NOTES TO HISTORICAL STATEMENT OF
        REVENUES AND DIRECT/ALLOCATED OPERATING EXPENSES -- (CONTINUED)

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization of property and equipment related to the Acquired Rigs is calculated using the straight-line method over estimated useful lives ranging from three to twenty-five years from the date of construction or major refurbishment.

  IMPAIRMENT

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded based on an estimate of future discounted net cash flows.

     In the fourth quarter of 1996, Noble reviewed the status of the NN-1. As of December 31, 1996, the NN-1 had not been under contract since March 1993. Given the strength of the international markets in 1996 and the expected continued strength in 1997, coupled with the Parent's unsuccessful marketing efforts with respect to the NN-1, full recoverability of the NN-1's carrying value was considered doubtful. The Company considered expected future cash flows over the remaining life of the rig and determined that the NN-1 was impaired. Accordingly, an impairment charge of approximately $10.2 million (excluding a $289,000 reduction for minority interest) was recorded in the fourth quarter of 1996.

     An impairment write-down was not required on any of the other Acquired
Rigs.

  OTHER OPERATING EXPENSES

     Other operating expenses consist primarily of stacked costs, representing labor, storage and other costs incurred to maintain rigs not under contract.

  CAPITAL EXPENDITURES

     The Company incurred capital expenditures on the Acquired Rigs totaling approximately $5.0 million and $6.2 million during 1996 and the three months ended March 31, 1997, respectively.

  INCOME TAXES

     Noble accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. The taxable income or loss attributable to the Acquired Rigs is included in Noble's consolidated federal income tax return. No income tax provision has been provided in the accompanying historical statement, as management considers it impracticable to identify amounts attributable to the Acquired Rigs, which were operated as individual assets during the periods presented herein.

  EARNINGS PER SHARE

     As described above, the Acquired Rigs were not operated as or accounted for within a separate entity with its own capital structure but rather were individual assets of Noble throughout the periods presented in the accompanying historical statement. Therefore, earnings per share are not meaningful and, accordingly, are not presented.

  ESTIMATES, RISKS AND UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. While management believes its estimates are reasonable, actual results could differ from those estimates.

            MAT-SUPPORTED JACKUP RIGS OF NOBLE DRILLING CORPORATION
                        NOTES TO HISTORICAL STATEMENT OF
        REVENUES AND DIRECT/ALLOCATED OPERATING EXPENSES -- (CONTINUED)

     Results of operations for the Acquired Rigs should be considered in light of the potentially significant fluctuations in demand for services as rapid changes in oil and gas producers' expectations, budgets and drilling plans occur. These fluctuations can rapidly impact results of operations, as supply and demand factors directly affect utilization and dayrates.

     The Acquired Rigs' operations are subject to the many hazards inherent in the drilling business, such as blowouts, cratering, fires and collisions, as well as damage or loss from adverse weather and seas. The NN-1 is based in Nigeria and is therefore subject to certain political, economic and other uncertainties, including risk of war and civil disturbance, expropriation, nationalization and other hazards arising from its area of operation. Furthermore, industry-wide shortages of supplies, services, skilled personnel and equipment necessary to conduct rig operations have occurred from time to time in the past and may occur in future periods.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Forasol-Foramer N.V.

We have audited the accompanying consolidated balance sheet of Forasol-Foramer N.V. as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Forasol-Foramer N.V. for the years ended December 31, 1995 and 1994 were audited by other auditors whose report dated May 8, 1996 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Forasol-Foramer N.V. at December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Paris, March 24, 1997
Ernst & Young Audit
/s/  Francois Villard
Represented by
Francois Villard

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Forasol-Foramer N.V.

     We have audited the accompanying consolidated balance sheet of Forasol-Foramer N.V. and subsidiaries (the "Company") as of December 31, 1995, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of National Drilling and Services Corp. LLC ("NDSC"), an investment which is reflected in the accompanying financial statements using the equity method of accounting (see Note 4). The investment in NDSC represents 1.2% of consolidated assets at December 31, 1995. The equity in its net income represents 6% and 20% of the consolidated net income (loss) for the periods ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for NDSC, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forasol-Foramer N.V., as of December 31, 1995, and the results of operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in the United States.

Paris, France
May 8, 1996

Price Waterhouse

                              FORASOL-FORAMER N.V.
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                               ----------------------
                                       NOTES      1996        1995
                                       -----   ----------  ----------
                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents............          $   16,646  $   17,335
Trade accounts receivable, net of
  allowance for doubtful accounts of
  $2,032 and $1,453 at December 31,
  1996 and 1995, respectively........              51,799      40,100
Prepaid expenses and other current
  assets.............................              12,487      21,022
Deferred income taxes................    10         1,221       2,467
                                               ----------  ----------
               Total current
              assets.................              82,153      80,924
                                               ----------  ----------
INVESTMENTS AND OTHER ASSETS:
Investments in and advances to equity
  affiliates.........................     4         9,406       9,480
Other long-term investments and
  receivables........................     5         5,271       6,518
Deferred income taxes................    10         7,346       5,761
                                               ----------  ----------
               Total investments and
                   other assets......              22,023      21,759
                                               ----------  ----------
PLANT AND EQUIPMENT, NET.............     6       237,148     230,372
                                               ----------  ----------
               Total assets..........          $  341,324  $  333,055
                                               ==========  ==========

                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable...............          $   26,954  $   32,397
Short-term borrowings................     8        14,335      20,840
Current portion of long-term debt....     9        11,773      18,202
Current portion of long-term lease
  obligations........................     7         4,850       8,138
Deferred income taxes................    10        --             647
Other current liabilities............    11        33,069      26,919
                                               ----------  ----------
               Total current
                   liabilities.......              90,981     107,143
                                               ----------  ----------
LONG-TERM DEBT AND OTHER LIABILITIES:
Long-term debt.......................     9        22,115      40,258
Long-term lease obligations..........     7        30,663      44,538
Deferred income......................               1,866         204
Provision for major repairs..........               4,562       3,565
Deferred income taxes................    10         3,014       4,852
Other long-term liabilities..........               3,679       6,184
                                               ----------  ----------
               Total long-term debt
                   and other
                   liabilities.......              65,899      99,601
                                               ----------  ----------
Commitments and Contingencies........    17
MINORITY INTEREST....................               2,368       3,306
                                               ----------  ----------
STOCKHOLDERS' EQUITY:
Common stock, par value NLG .01,
  50,000,000 shares authorized;
  16,650,290 and 10,010,000 shares
  outstanding at December 31, 1996
  and 1995, respectively.............                  94          55
Additional paid-in capital...........             140,688      70,685
Retained earning.....................              41,435      52,415
Foreign currency translation
  adjustment.........................                (141)       (150)
                                               ----------  ----------
               Total stockholders'
                   equity............             182,076     123,005
                                               ----------  ----------
               Total liabilities and
                   stockholders'
                   equity............          $  341,324  $  333,055
                                               ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              FORASOL-FORAMER N.V.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1996          1995          1994
                                       ------------  ------------  ------------
NET OPERATING REVENUES...............  $    199,261  $    171,335  $    148,348
Equity in net income of affiliates...           210           165           (44)
                                       ------------  ------------  ------------
TOTAL REVENUES.......................       199,471       171,500       148,304
Cost of operations...................      (161,897)     (127,491)     (104,398)
Depreciation and amortization........       (23,945)      (20,264)      (20,292)
Selling, general and administrative
  expenses...........................       (18,490)      (17,660)      (16,216)
                                       ------------  ------------  ------------
OPERATING INCOME (LOSS)..............        (4,861)        6,085         7,398
Gain on disposals of equipment.......         2,348            57           673
Interest and other financial
  income.............................         2,310           555         1,111
Interest and other financial
  expense............................       (10,048)       (9,338)       (8,416)
Net foreign exchange gain (loss).....          (416)         (166)        3,690
Other income (expense), net..........          (784)          491          (404)
                                       ------------  ------------  ------------
INCOME (LOSS) BEFORE MINORITY
  INTEREST AND INCOME TAXES..........       (11,451)       (2,316)        4,052
Minority interest....................           825        (1,288)         (536)
Income taxes.........................          (354)         (409)       (2,580)
                                       ------------  ------------  ------------
NET INCOME (LOSS)....................  $    (10,980) $     (4,013) $        936
                                       ============  ============  ============
NET INCOME (LOSS) PER SHARE..........  $      (0.77) $      (0.40) $       0.10
                                       ============  ============  ============
WEIGHTED AVERAGE SHARES
  OUTSTANDING........................        14,201        10,010         9,466
                                       ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              FORASOL-FORAMER N.V.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1996        1995        1994
                                       ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $  (10,980) $   (4,013) $      936
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation....................      23,945      20,264      20,292
     Provision for major repairs.....         997          40           9
     Gain on disposals of plant and
       equipment.....................      (2,348)        (57)       (673)
     Undistributed earnings in
       affiliates....................          68          42         127
     Deferred income taxes...........      (2,825)     (1,928)       (862)
     Minority interest in
       undistributed earnings of
       subsidiaries..................        (843)      1,437         550
     Other, net......................      (1,185)      2,567         661
     Increase (decrease) from changes
       in:
       Trade accounts receivable.....     (13,099)     (7,528)      7,660
       Prepaid expenses and other
          current assets.............       8,316       7,042       1,602
       Trade accounts and notes
          payable....................      (5,488)      5,925      (2,028)
       Other current liabilities.....       6,104     (11,312)      2,942
       Deferred income...............       1,662      (6,611)     (2,700)
       Other long-term liabilities...      (2,504)       (650)      1,191
                                       ----------  ----------  ----------
          Net cash provided by
             operating activities....       1,820       5,218      29,707
                                       ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of plant and equipment...     (37,139)    (30,083)    (20,703)
  Proceeds from sales of plant and
     equipment.......................      11,061       2,962       7,347
  Net advances made to affiliates....      --             301        (520)
  Acquisitions of other long-term
     investments and additions to
     long-term receivables...........        (425)       (127)     (1,135)
  Disposals of other long-term
     investments and collections of
     long-term receivables...........       1,455         777         245
  Consideration for HAPSA
     acquisition, net of cash
     acquired........................      --          (1,116)     --
                                       ----------  ----------  ----------
          Net cash used in investing
             activities..............     (25,048)    (27,286)    (14,766)
                                       ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings, net.........      (6,507)      8,683      (5,839)
  Repayment of long-term debt and
     lease obligations...............     (47,997)    (18,505)    (23,049)
  Proceeds from long-term debt.......       6,450      25,864       6,635
  Issuance of common stock...........      70,042       3,700      --
                                       ----------  ----------  ----------
          Net cash provided (used) in
             financing activities....      21,988      19,742     (22,253)
                                       ----------  ----------  ----------
EFFECTS OF EXCHANGE RATE CHANGES ON
  CASH...............................         551         171         148
                                       ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................        (689)     (2,155)     (7,164)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................      17,335      19,490      26,654
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................  $   16,646  $   17,335  $   19,490
                                       ==========  ==========  ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid......................  $   10,726  $   10,120  $    7,274
                                       ==========  ==========  ==========
  Income tax paid....................  $    1,975  $    1,097  $    1,232
                                       ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              FORASOL-FORAMER N.V.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                        NUMBER OF               ADDITIONAL                  FOREIGN          TOTAL
                                          SHARES      COMMON     PAID-IN      RETAINED     CURRENCY      STOCKHOLDERS'
                                          ISSUED      STOCK      CAPITAL      EARNINGS    TRANSLATION       EQUITY
                                        ----------    ------    ----------    --------    -----------    -------------
January 1, 1994......................    9,461,681     $ 52      $  65,614    $ 55,492      $  (627)       $ 120,531
Exercise of stock options............      548,319        3          5,071                                     5,074
Net income...........................                                              936                           936
Translation adjustment...............                                                           339              339
                                        ----------    ------    ----------    --------    -----------    -------------
December 31, 1994....................   10,010,000     $ 55      $  70,685    $ 56,428      $  (288)       $ 126,880
Net loss.............................                                           (4,013)                       (4,013)
Translation adjustment...............                                                           138              138
                                        ----------    ------    ----------    --------    -----------    -------------
December 31, 1995....................   10,010,000     $ 55      $  70,685    $ 52,415      $  (150)       $ 123,005
Issuance of common stock.............    6,640,290       39         70,003                                    70,042
Net loss.............................                                          (10,980)                      (10,980)
Translation adjustment...............                                                             9                9
                                        ----------    ------    ----------    --------    -----------    -------------
December 31, 1996....................   16,650,290     $ 94      $ 140,688    $ 41,435      $  (141)       $ 182,076
                                        ==========    ======    ==========    ========    ===========    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                              FORASOL-FORAMER N.V.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.  PRINCIPLES OF CONSOLIDATION

     In the period until April 3, 1996, Forasol S.A. and its subsidiaries ("Forasol") and Forinter Ltd. and its subsidiaries ("Forinter") were beneficially owned equally by Soletanche S.A., a French company ("Soletanche"), and Ackermans & van Haaren, N.V., a Belgian company ("Ackermans"). On September 21, 1995, the two shareholders established Forasol-Foramer N.V. (the "Company"), a Dutch holding company. On April 3, 1996, the two shareholders exchanged their respective shares in Forasol and Forinter for an equivalent interest in the Company. For purposes of financial statement presentation, Forasol and Forinter have been retroactively consolidated at December 31, 1995 and 1994 and for the period from January 1, 1996 until April 3, 1996 within the financial statements of the Company.

     The Company's subsidiaries are primarily engaged in international oil and gas contract drilling and workover operations for major and independent oil and gas companies, as well as providing well engineering, integrated drilling services, turnkey wells and project management to customers on a worldwide basis.

     The financial statements of the Company include the accounts of Forasol, Forinter and all of their wholly owned and majority owned subsidiaries. The financial statements have been presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Investments in which the Company's ownership interest ranges from 20% to 50% and where the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Less than 20% owned companies are accounted for at cost. Investments in non-corporate joint ventures in which the Company owns an undivided interest are accounted for by the proportionate line-by-line consolidation method. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

2.  ACQUISITIONS

     On January 1, 1995, the Company acquired a 36.5% interest in Hispano Americana de Petroleos ("HAPSA"), an Argentina contract drilling company, for $1.02 million in cash. Subsequently, on May 1, 1995, the Company acquired an additional 58.5% of HAPSA's shares in exchange for consideration of $1.3 million in cash and notes payable and the contribution of the Company's 21% interest in two Spanish equity investees, Sondeos Petroliferos SA and Bellegarde Investments SA. This acquisition was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired resulted in $1.09 million of goodwill which was being amortized in 1995 on a straight-line basis over five years. In 1996, the fair value of unamortized goodwill was reevaluated and consequently the carrying value was written off to the income statement.

     The net purchase price was allocated as follows (in thousands):

Working capital, other than cash.....  $  (6,958)
Plant and equipment..................      9,219
Other assets.........................        746
Goodwill.............................      1,091
Other liabilities....................       (213)
                                       ---------
Purchase price, net of cash
received.............................  $   3,885
                                       =========

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2.  ACQUISITIONS (CONTINUED)

     On December 29, 1994, the Company acquired the remaining 50% interest in Forafels, Inc., which owns and operates the swamp barge BINTANG KALIMANTAN. The purchase price is contingent upon future utilization of Forafels' primary asset, the swamp barge, during the five years subsequent to the purchase. The Company's 50% interest in Forafels, Inc. during the year ended December 31, 1994 was recorded under the equity method (see Note 4).

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  TRANSLATION OF FINANCIAL STATEMENTS

     The Company's financial results have been reported in U.S. dollars, as the Company primarily conducts its multinational operations in U.S. dollars. When translating local currency based financial statements to U.S. dollars where the local currency is the functional currency, assets and liabilities are translated at the year-end rate, while income and expenses are translated using the average rate for the year. Translation differences are included as a component of stockholders' equity.

  CASH AND CASH EQUIVALENTS

     Cash equivalents consist of short-term investments, principally bank deposits and money market investments, with original maturities of less than three months when acquired.

  FINANCIAL INSTRUMENTS

     In the normal course of business, the Company employs a variety of off-balance sheet financial instruments to manage its exposure to fluctuations in interest and foreign currency exchange rates, including interest rate swap agreements, interest rate cap agreements and currency forward exchange contracts. The Company designates interest rate instruments as hedges of debt and capital lease obligations, and accrues the differential to be paid or received under the agreements as interest rates change over the lives of the contracts. The Company's use of currency forward exchange contracts does not meet the necessary criteria to apply hedge accounting and, accordingly, such contracts have been marked to market at December 31, 1996, 1995 and 1994 with any gains or losses recognized in income.

     The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its off-balance sheet financial instruments and does not anticipate non-performance by the counterparties.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The Company provides for the depreciation of drilling rigs on the modified units of production ("MUOP") method over a period of 16 to 25 years, depending on the class of drilling rig. Under the MUOP method, depreciation is computed based upon the utilization of the drilling rigs. To provide for any deterioration that may occur while rigs are idle for periods of less than one fiscal year, a minimum depreciation charge is provided at a reduced rate of 25% of the fully utilized rate. If a drilling rig is idle for the whole fiscal year, full depreciation is provided in order to limit the maximum useful life of the asset regardless of utilization.

     The Company provides for the depreciation of all other fixed assets on the straight-line method of depreciation after providing for a salvage value. Buildings are depreciated based on a 20-year useful life, and furniture, fixtures and vehicles are depreciated over useful lives between five and ten years.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The estimated useful lives of property, plant and equipment are as follows:

Rigs and equipment...................     16 to 25 years
Buildings............................           20 years
Furniture, fixtures and vehicles.....      5 to 10 years

     The costs of routine maintenance are expensed as incurred. At periodic intervals, the Company conducts significant overhauls of rigs and equipment to perform necessary repairs and replacement. Associated costs are accrued prior to overhaul in order to match costs against revenues earned during rig utilization.

     The Company periodically reviews the carrying value of its rigs and equipment using available information, such as market surveys and broker quotations of similar rigs and equipment. The review of the carrying values of principal equipment is performed on a rig by rig basis, and impairment losses are recognized by a charge to income when the carrying value exceeds market. Betterments expected to extend the useful lives of assets are capitalized. The costs of assets sold, retired or otherwise disposed are removed from the accounts at the time of disposition with gains or losses reflected in income.

     In March 1995, Statement of Financial Accounting Standards 121 ("FAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, was issued. This statement requires that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement was implemented by the Company in 1996. Implementation did not have a material impact on the financial position or results of operations of the Company.

  REVENUE RECOGNITION

     The Company recognizes revenue for drilling contracts based on the number of days worked at the contractual day rate. Revenues from turnkey contracts are recognized using the percentage of completion method. Management fees which arise principally from services provided to affiliated entities are recognized as earned. Revenues related to mobilization and demobilization of rigs are recognized during the period of mobilization and demobilization. Advance billings are deferred and amortized over the duration of the contract.

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Certain government research grants, which are repayable in the event that the related research project proves to be successful, are recognized in income when the research project has been determined to be unsuccessful and all other conditions for their receipt have been met. Grants received for research projects whose outcome has yet to be determined are included in other long-term liabilities.

  RETIREMENT PLANS

     French employees participate in pension plans in accordance with French laws and regulations. Employees of non-French subsidiaries participate in government based pension plans as prescribed by local laws. Contributions to the French government with respect to the maintenance of these plans are made annually based on gross wages and are expensed as incurred. The Company has no future commitments with respect to any of these plans.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     A lump sum payment is made to certain employees of the Company who retire or are terminated by the Company without cause after such employees complete a defined number of service years. Such payment is an amount not to exceed 12 months gross wages and is calculated based upon years of service, employment status and gross wages during the year before retirement. The Company is fully insured for this liability and has no future commitments with respect to these payments.

  INCOME TAXES

     The Company provides for deferred taxes on temporary differences between financial and tax reporting and employs the liability method under which deferred taxes are calculated applying legislated tax rates in effect when the temporary differences are expected to reverse.

  CONCENTRATION OF CREDIT RISK

     The market for the Company's services and products is the oil and gas industry, and the Company's customers consist primarily of major integrated international oil companies and independent oil and gas producers. The Company performs ongoing credit evaluations of its customers and generally does not require material collateral. The Company maintains reserves for potential losses, and such losses have been within management's expectations.

     At December 31, 1996 and 1995, the Company had cash deposits at a number of major French banks and believes that the credit risk related to such institutions is minimal.

  EMPLOYEE STOCK OPTION PLANS

     The Company applies Accounting Principles Board No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plan. Additional disclosures required under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation" are included in Note 13.

  NET INCOME (LOSS) PER SHARE

     Net income (loss) per common share is based on the net income (loss) divided by the weighted average number of shares outstanding during the period.

     For 1995 and 1994 net income (loss) per share was computed retroactively based on the number of shares issued by the Company to its two existing shareholders in exchange for their respective interests in Forasol S.A. and Forinter Ltd. on April 3, 1996. In addition, shares contingently issuable from the exercise of stock options, using the treasury stock method, are included in those periods in which they have a dilutive impact. For the three years ended December 31, 1996, the effects of shares issuable upon exercise of stock options were immaterial or antidilutive and were therefore excluded from the calculation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4.  INVESTMENTS IN AND ADVANCES TO EQUITY AFFILIATES

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Investments..........................  $   3,918  $   3,992
Advances.............................      5,488      5,488
                                       ---------  ---------
Investments in and advances to equity
  affiliates.........................  $   9,406  $   9,480
                                       =========  =========

     During the three years ended December 31, 1996, the Company's significant equity investees consisted of National Drilling and Services Co. ("NDSC"), Al Jazirah Forasol Drilling Corporation ("AJFDC"), Forafels, Inc. and Sondeos Petroliferos SA.

     NDSC is a 30% owned joint venture that operates mobile desert rigs in Oman. NDSC changed its financial year end from March 31 to December 31 in 1994. The Company has recorded $(2,000), $235,000 and $187,000 for its share of NDSC's earnings (loss) for each of the three years ending December 31, 1996, 1995 and 1994, respectively, using the equity method.

     AJFDC is a joint venture organized to own and operate two land rigs. The Company owns 49% of AJFDC and is also contracted to manage the two rigs. The Company provided AJFDC, on a pro rata basis with the other shareholders, a non-interest bearing advance of $5.5 million to purchase the two drilling rigs. The advance will be repaid from the future profits of the venture on a pro rata basis.

     A 50% interest in Forafels, Inc., a company which owns and operates the swamp barge BINTANG KALIMANTAN, was acquired in 1983. On December 29, 1994, the Company acquired the remaining 50% interest. This investment was accounted for under the equity method for the year ending December 31, 1994 and, as a result, $13,000 was recorded to recognize the Company's share of Forafels' earnings during that year. As of January 1, 1995, Forafels became a consolidated subsidiary (see Note 3).

     Until the Company's disposition as part of the purchase consideration of HAPSA (see note 2), the Company owned a 21% interest in Sondeos Petroliferos SA, a Spanish holding Company ("Sonpetrol"). The Company recorded $177,000 for its share of Sonpetrol's losses for the year ended December 31, 1994 under the equity method. A $107,000 loss was recorded in 1995 up until the disposition date.

     The summarized financial information below represents an aggregation of the Company's investments in equity affiliates:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1996       1995       1994
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Earnings data:
     Revenue.........................  $  13,922  $  13,477  $  17,255
     Operating income................        109        588      9,415
     Net income......................        515        555       (292)
          Company's equity in net
             earnings................        210        165        (44)

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4.  INVESTMENTS IN AND ADVANCES TO EQUITY AFFILIATES (CONTINUED)

                                           DECEMBER 31,
                                       ---------------------
                                         1996        1995
                                       ---------  ----------
                                          (IN THOUSANDS)
Balance sheet data:
     Current assets..................  $  11,486  $   11,821
     Noncurrent assets...............     23,380      33,980
     Current liabilities.............     (4,834)     (9,297)
     Noncurrent liabilities..........    (17,304)    (15,238)
                                       ---------  ----------
     Net assets......................  $  12,728  $   21,266
                                       =========  ==========
          Company's equity in net
             assets..................  $   3,918  $    3,992
                                       =========  ==========

     The Company's share of undistributed earnings of investments in equity affiliates included in consolidated retained earnings was $2.5 million, $2.4 million and $4.2 million at December 31, 1996, 1995 and 1994, respectively. Dividends from equity affiliates were $279,000, $207,000 and $83,000 in 1996, 1995 and 1994, respectively.

5.  OTHER LONG-TERM INVESTMENTS AND RECEIVABLES

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Investments recorded at cost, net of
  valuation allowance................  $   3,344  $   3,336
Receivables from affiliated entities
  and related parties................      2,862      4,391
Deposits.............................        865      1,875
Other................................        922        911
                                       ---------  ---------
                                       $   7,993  $  10,513
Less: Valuation allowance............     (2,722)    (3,995)
                                       ---------  ---------
Total other long-term investments and
  receivables........................  $   5,271  $   6,518
                                       =========  =========

     Investments recorded at cost represent primarily investments in entities involved in the oil and gas drilling sector. Included in these investments at December 31, 1996 and 1995, is the $2.8 million cost of the Company's 12.5% interest in a group of entities which operate a self-erecting tender barge under capital lease, the AL BARAKA I. Quoted market values for these investments are not readily available and, accordingly, the Company has evaluated the carrying value of each investment based upon the financial position and future prospects of each investee.

     The Company believes that the recorded value of receivables from affiliated entities and related parties, net of any valuation allowance, approximates fair market value at December 31, 1996.

6.  PLANT AND EQUIPMENT

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1995
                                       ------------  ------------
                                             (IN THOUSANDS)
Rigs and equipment...................  $    426,220  $    438,246
Buildings, furniture, fixtures and
  vehicles...........................         3,984         3,226
                                       ------------  ------------
                                            430,204       441,472
Less: accumulated depreciation.......      (193,056)     (211,100)
                                       ------------  ------------
Plant and equipment, net.............  $    237,148  $    230,372
                                       ============  ============

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6.  PLANT AND EQUIPMENT (CONTINUED)

     At December 31, 1996 and 1995, rigs and equipment with a carrying value of $17.3 million and $50.8 million were held in non-operating status pending redeployment. Rigs with a cost of $24 million are being depreciated over the term of a five-year drilling contract which includes a bargain purchase option in favor of the customer arising in May 1997. Depreciation charged in relation to these rigs is $4.8 million in both 1996 and 1995. Assets with a book value of $114 million and $165 million as of December 31, 1996 and 1995, respectively, are pledged as security under the Company's debt agreements and leases.

     The Company capitalizes interest applicable to the construction of significant additions to plant and equipment. In 1996, total interest incurred was $10,700,000 of which $652,000 was capitalized. No interest was capitalized in 1995 or 1994.

7.  LEASES

     Included in property, plant and equipment in the accompanying consolidated balance sheets are the following rigs and equipment under capital leases:

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
                                           (IN THOUSANDS)
Rigs and equipment at cost...........  $  108,629  $  150,830
Accumulated depreciation.............     (53,123)    (70,315)
                                       ----------  ----------
Assets under capital leases, net.....  $   55,506  $   80,515
                                       ==========  ==========

     In October 1995, the Company exercised options to purchase five tender barges and five land rigs which were under capital lease for a total amount of $19.9 million. The terminated lease contracts had remaining unexpired terms ranging up to four years and their payments were based upon interest rates ranging from 6.0% to 9.0% after considering interest rate swap agreements. Simultaneously, the Company entered into a new seven year sale leaseback contract for three of these tender barges with a financing company. The new sale leaseback agreement results in a capital lease obligation of $40 million payable in semi-annual installments. Interest is calculated at a stated rate of six-month LIBOR plus 1.25% (6.85% at December 31, 1996) for $35 million of the obligation and at a fixed rate of 7.67% for the remaining $5 million. In conjunction with this lease, the Company entered into an interest rate swap agreement which fixes the payment on this lease at 7.67% on $35 million of the outstanding obligation over the entire term of the contract. The outstanding amount of this capital lease obligation at December 31, 1996 was $35.5 million.

     The Company also entered other contracts for the lease of land rigs and various equipment which represented capital lease obligations of $12.6 million at December 31, 1995. These lease obligations were liquidated by the Company during 1996.

     Under the terms of these lease contracts, the Company is required to comply with applicable laws and regulations, maintain the rigs and equipment and obtain a specified level of insurance coverage. The depreciation expense related to assets under capital leases was $6.1 million, $5.5 million and $8.0 million in 1996, 1995 and 1994, respectively.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7.  LEASES (CONTINUED)

     Capital lease obligations are summarized below:

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Total capital lease obligations......  $  35,513  $  52,676
Less current installments............     (4,850)    (8,138)
                                       ---------  ---------
Long-term obligations under capital
  leases.............................  $  30,663  $  44,538
                                       =========  =========

     The Company also leases premises under operating leases which expire in the year 2009. Rental expense for this operating leases amounted to $307,000, $320,000 and $276,000 in 1996, 1995 and 1994, respectively.

     Minimum lease payments under leases expiring subsequent to December 31, 1996 follow:

                                        CAPITAL      OPERATING
YEAR ENDED DECEMBER 31,                 LEASES        LEASES
-------------------------------------   -------      ---------
                                            (IN THOUSANDS)
1997.................................   $ 7,519       $   675
1998.................................     7,520           587
1999.................................     7,519           409
2000.................................     7,520           238
2001.................................     7,519           219
2002 and thereafter..................     7,520         1,096
                                        -------      ---------
               Total.................   $45,117       $ 3,224
                                                     =========
Less interest........................    (9,604)
                                        -------
Minimum lease payments...............   $35,513
                                        =======

     The new sale leaseback agreement contains certain limitations on the incurrence of additional indebtedness, including the limitation that indebtedness may not exceed tangible net worth. The Company will, however, be permitted to assume, among other things, indebtedness of acquired businesses, subject to compliance with the other financial covenants contained in the sale leaseback agreement.

8.  SHORT-TERM BORROWINGS

     The Company has agreements with several banks for short-term lines of credit in both U.S. dollars and French francs. These facilities are renewable annually and bear interest at three-month LIBOR plus 1% (6.5% and 6% at December 31, 1996 and 1995, respectively) for U.S. dollar denominated facilities and three-month PIBOR plus 1% (4.5% and 6% at December 31, 1996 and 1995, respectively) for French franc denominated facilities.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8.  SHORT-TERM BORROWINGS (CONTINUED)

     The Company had the following balances outstanding under these short-term credit facilities:

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
                                          (IN THOUSANDS)
Unsecured............................  $  14,335  $  10,171
Secured by trade receivables.........     --         10,669
                                       ---------  ---------
               Total.................  $  14,335  $  20,840
                                       =========  =========

     As of December 31, 1996, the Company had $25 million of unused commitments for unsecured credit lines and $6 million of unused commitments for secured credit lines.

9.  LONG-TERM DEBT

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
                                           (IN THOUSANDS)
Bank debt(a).........................  $   19,170  $   41,867
Loan obligations to customers(b).....       9,511       8,692
Other loan obligations(c)............       5,207       7,901
                                       ----------  ----------
               Total debt............  $   33,888  $   58,460
Less current portion.................     (11,773)    (18,202)
                                       ----------  ----------
               Total long-term
                  debt...............  $   22,115  $   40,258
                                       ==========  ==========

(A)  BANK DEBT

     The Company has entered into borrowing arrangements with various banks for loans denominated in U.S. dollars and French francs ("FF").

     U.S. dollar denominated debt as of December 31, 1996 and 1995 amounted to $19.2 million and $33.5 million, respectively. On August 1, 1995, the Company refinanced loan obligations with new bank debt in the amount of $20 million payable in semi-annual installments beginning February 1996 and continuing through 2002. The loan bears interest at a stated rate of six month LIBOR plus a margin ranging from 1.25% to 2.5% (6.85% at December 31, 1996). In conjunction with this loan, the Company simultaneously entered into an interest rate swap agreement which fixed the rate of interest on this loan at 7.55% over the term of the debt agreement. The semisubmersible rig NYMPHEA is pledged as security for this loan.

     In September 1995, the Company entered into a new $10 million credit line. This facility bore interest at six-month LIBOR plus 1.0% and was originally repayable in monthly installments of $350,000 through January 1998. The outstanding balance as of December 31, 1995 was $9.0 million. This loan was repaid in full in May 1996.

     In 1992, the Company entered into an agreement for a loan in the amount of $14.3 million to finance the purchase and upgrading of two lake barges, RIG 50 and RIG 51. As of 1996 and 1995, $1.4 million and $4.3 million, respectively, were outstanding under this loan. The loan is repayable in semi-annual installments through April 1997 and bears interest at six-month LIBOR plus 1.7% (7.3% and 7.2% at December 31, 1996 and 1995, respectively). Management has entered into an interest rate swap contract for

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

9.  LONG-TERM DEBT (CONTINUED)

the duration of the term of this loan which fixes the interest rate at 8.4%. The loan is secured by Rigs 50 and 51.

     French franc denominated debt translated into U.S. dollar amounts at year end rates was $0 and $8.2 million (FF 40.3 million) as of December 31, 1996 and 1995, respectively. These borrowings were fully repaid during 1996.

     In December 1996, Forasol-Foramer signed a credit facility for $30 million, secured by its semisubmersible SOUTH SEAS DRILLER, which bears interest at a rate of six-month LIBOR plus a margin ranging from 1% to 2%, depending on the dayrate earned by the SOUTH SEAS DRILLER and the amount outstanding under the facility as it relates to the asset market value of the rig. There is a commitment fee of 0.25% on the undrawn balance of the facility. The credit facility was unutilized at December 31, 1996.

(B)  LOAN OBLIGATIONS TO CUSTOMERS

     The Company has entered into borrowing arrangements denominated in both U.S. dollars and French francs with certain significant customers. U.S. dollar loan obligations to customers as of December 31, 1996 and 1995 amounted to $7.1 million and $5.3 million, respectively.

     The $7.1 million loan obligation outstanding as of December 31, 1996 consists of two loans in the amounts of $4 million ($0 at December 31, 1995) and $3.1 million ($4.1 million at December 31, 1995). The loan in the amount of $4 million represents an advance received from a customer in April 1996 to finance the construction of a new derrick set for the Cormorant. The advance, which was for an original amount of $6.5 million, bears interest at a fixed annual rate of 7% and is repayable in monthly installments ending in November 1997. The loan in the amount of $3.1 million is payable in semi-annual installments through 1999, is secured by the assets of the jack-up rig ILE DU LEVANT and bears interest at LIBOR. Management has entered into an interest rate swap agreement for the duration of the term of this loan which fixed the interest rate at 8.625%. An additional loan outstanding at December 31, 1995, in the amount of $1.2 million, was repaid during 1996.

     French franc denominated loan obligations to customers translated into U.S. dollar amounts at year end rates as of December 31, 1996 and 1995 were $2.4 million (FF 12.5 million) and $3.4 million (FF 16.5 million), respectively. The repayment schedules for these loans are variable and are based upon the Company achieving certain operating performance criteria. The loans bear interest at variable rates ranging from a minimum of 0% to a maximum of 15% also depending on certain operating performance criteria. The weighted average rate paid on these loans for the year ended December 31, 1996 was 7.7%.

(C)  OTHER LOAN OBLIGATIONS

     In conjunction with the Company's 1995 purchase of a 95% interest in HAPSA, the Company acquired or incurred $5.4 million of additional long-term debt obligations. These obligations include a 10% unsecured, fixed rate loan in the amount of $3.2 million repayable in semi-annual installments beginning January 1996 and continuing through 1999. The remaining $1.5 million indebtedness is repayable in semi-annual installments through 1998 and accrues interest at a fixed rate of 8%.

     Other than the debt obligations described above, this category includes a number of individually insignificant items.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

9.  LONG-TERM DEBT (CONTINUED)

     Scheduled principal payments subsequent to December 31, 1996 are as follows:

YEAR ENDED DECEMBER 31,                 (IN THOUSANDS)
-------------------------------------   --------------
1997.................................      $ 11,773
1998.................................         5,705
1999.................................         4,794
2000.................................         3,965
2001.................................         4,113
2002 and thereafter..................         3,538
                                        --------------
                                           $ 33,888
                                        ==============

     Based on rates currently available to the Company for debt with similar terms and remaining maturities, the Company believes that the recorded value of long-term debt approximates fair market value at December 31, 1996.

10.  INCOME TAXES

     The Company follows Statement of Financial ACCOUNTING STANDARDS NO. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, the tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. SFAS 109 provides, in part, that a deferred tax asset shall be evaluated for realization based on a more likely than not criteria using a valuation allowance.

     The Company operates internationally and tax rates are subject to applicable tax legislation in the countries in which it operates. The tax rates in many of these countries are based on deemed profit as a percentage of revenue. The domestic and foreign components of pre-tax (loss) income after equity in net income of affiliates follow:

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1996        1994        1993
                                       ----------  ----------  ----------
                                                 (IN THOUSANDS)
Domestic.............................  $  (21,436) $  (21,925) $  (24,456)
Foreign..............................       9,985      19,609      28,508
                                       ----------  ----------  ----------
               Total.................  $  (11,451) $   (2,316) $    4,052
                                       ==========  ==========  ==========

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10.  INCOME TAXES (CONTINUED)

     A reconciliation of the differences between income taxes computed at the French statutory rate of 37% for 1996 and 1995 and 33% for 1994 and the Company's reported provision for income taxes follows:

                                              YEAR ENDED DECEMBER 31,
                                       -------------------------------------
                                          1996         1995         1994
                                       -----------  -----------  -----------
Statutory income tax rate............         (37)%        (37)%         33%
Non-utilizable tax losses in
  Forinter...........................          --           22%          14%
Taxation rebates.....................          --           (9)%         (4)%
Tax loss benefits....................         (29)%         --           --
Foreign taxes in overseas
  jurisdictions......................          69%          45%          21%
                                                                         --
                                              ---          ---
Effective income tax rate............           3%          21%          64%
                                              ===          ===           ==

     The effective tax rate is different from the French statutory rate primarily due to revenues being earned in foreign tax jurisdictions with different tax bases and rates and to taxable losses in the group company Forinter Ltd., an entity based in a tax free jurisdiction, being unavailable for offset against taxable income. Additionally, in 1996 the Company recognized a deferred income tax benefit of approximately $3.4 million from the reduction in a valuation allowance for the tax benefits of net operating loss carryforwards. The allowance had been recorded in prior years due to uncertainties then existing regarding the Company's ability to utilize such tax benefits.

     As of December 31, 1996 and 1995, the components of deferred tax assets and liabilities were as follows:

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
                                           (IN THOUSANDS)
Deferred Tax Assets:
     Tax loss carryforwards..........  $   24,203  $   23,203
     Other...........................      --             702
                                       ----------  ----------
               Total deferred tax
                  assets.............      24,203      23,905
     Valuation allowance.............     (13,544)    (15,677)
                                       ----------  ----------
               Net deferred tax
                  asset..............  $   10,659  $    8,228
                                       ==========  ==========
Deferred Tax Liabilities:
     Depreciation....................  $    5,106  $    4,852
     Capital leases..................      --             647
                                       ----------  ----------
     Total deferred tax
       liabilities...................  $    5,106  $    5,499
                                       ==========  ==========
     Net deferred tax asset..........  $    5,553  $    2,729
                                       ==========  ==========

     Due to the projected inability to fully utilize tax loss carryforwards related to the Company's operations against the Company's forecasted future taxable earnings in various jurisdictions, the Company has recorded a valuation allowance against such tax loss carryforwards of $13.5 million and $15.7 million at December 31, 1996 and 1995, respectively.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10.  INCOME TAXES (CONTINUED)

     As of December 31, 1996, unused net tax loss carryforwards were $71.7 million. Of these net tax loss carryforwards, $42.2 million are not subject to an expiration date. The remaining tax loss carryforwards expire between 1997 and 2009.

     The provision for income taxes consists of:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1996       1995       1994
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Current income tax expense:
     Domestic........................  $     107  $      69  $      18
     Foreign.........................      3,072      1,839      1,715
                                       ---------  ---------  ---------
                                           3,179      1,908      1,733
                                       ---------  ---------  ---------
Deferred income tax expense:
     Domestic........................  $  (3,451) $  (1,031) $     370
     Foreign.........................        626       (468)       477
                                       ---------  ---------  ---------
                                          (2,825)    (1,499)       847
                                       ---------  ---------  ---------
               Total.................  $     354  $     409  $   2,580
                                       =========  =========  =========

11.  OTHER CURRENT LIABILITIES

     Other current liabilities are summarized below:

                                              DECEMBER 31,
                                          --------------------
                                            1996       1995
                                          ---------  ---------
Amounts due to personnel................  $   5,590  $   3,596
Accrued payroll taxes...................      5,308      3,772
Value Added Tax.........................      4,952      1,464
Accrued income taxes....................      2,056      4,177
Other accrued liabilities...............     15,163     13,910
                                          ---------  ---------
                                          $  33,069  $  26,919
                                          =========  =========

12.  STOCKHOLDERS' EQUITY

     At December 31, 1996, the Company's retained earnings includes legal and other reserves of $24.8 million, which are not distributable to shareholders.

13.  STOCK OPTIONS

     During 1996, options under the 1996 Long Term Incentive Plan were granted to the primary officers, managers and employees of the Company to purchase a total of 312,000 Common Shares at an exercise price of $12 per share and 150,000 Common Shares at an exercise price of $14 per share. Grants were originally to have become exercisable five years from the date of issuance and to expire at the end of ten years. All 462,000 options granted, with a weighted exercise price of $12.65, were outstanding and unexercisable at December 31, 1996.

     On March 10, 1997, following the closing of the sale of the Company's operating subsidiaries to Pride Petroleum Services, Inc. ("Pride") (See Note 19 -- Subsequent Events) all such options were cancelled

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

13.  STOCK OPTIONS (CONTINUED)
after having been exchanged for the equivalent number of shares of Pride Common Stock, in the case of 110,000 of the options, or for options to acquire shares of Pride Common Stock at a rate of 1.1 Pride options for each option in the Company, with accelerated exercise dates in the case of the remaining 352,000 options.

14.  INTEREST RATE RISK MANAGEMENT TRANSACTIONS

     The Company uses interest rate swaps and other instruments to manage its exposure to changes in interest rates and to lower its overall borrowing costs.

     The following interest rate contracts were outstanding at December 31, 1996:

      o Interest rate swaps that convert specific bank debt and capital lease obligations from variable rate borrowings to fixed rate borrowings and are scheduled to mature between July 1997 and October 2002. Under these contracts, the Company receives interest at six-month LIBOR (5.6% at December 31, 1996) and paid interest at a weighted average fixed rate of 6.8% in 1996.

      o An interest rate cap that limits the maximum rate of interest on six-month LIBOR based rates to 6%. At December 31, 1996, this contract had a notional amount of $2.5 million and a maturity date of October 15, 1997.

     The interest rate differential resulting from these contracts increased interest and other financial expenses by $1.6 million, $737,000 and $1.9 million for 1996, 1995 and 1994, respectively. The fair market value of these contracts is estimated to be the same as the cost or gain to the Company to terminate its interest rate hedging instruments. At December 31, 1996 and 1995, taking into account the prevailing interest rate environment and creditworthiness of counter parties, this amount is a loss of $1.6 million and $2.6 million, respectively.

     Management believes that no significant concentration of credit risk exists with respect to the Company's financial instruments. At December 31, 1996 and 1995, neither the Company nor the counterparties were required to collateralize their respective obligations under these hedging instruments.

     The following table summarizes by notional amounts the activity for each major category of interest rate contract:

                                         INTEREST         CAP
                                        RATE SWAPS      CONTRACT
                                        ----------      --------
                                             (IN THOUSANDS)
Balance at December 31, 1994.........    $ 41,799       $  7,010
     Additions/Adjustments...........      55,000          --
     Maturities......................     (14,017)        (2,930)
                                        ----------      --------
Balance at December 31, 1995.........      82,782          4,080
     Additions/Adjustments...........      --              --
     Maturities......................     (19,298)        (1,550)
                                        ----------      --------
Balance at December 31, 1996.........    $ 63,484       $  2,530
                                        ==========      ========

     After giving effect to the interest rate hedging instruments outstanding, a 1% increase in interest rates would have resulted in a $205,000, $195,000 and $186,000 increase in financial expenses for 1996, 1995 and 1994, respectively.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

15.  FOREIGN CURRENCY FORWARD CONTRACTS

     The Company's risk management program attempts to minimize, to the extent practical, the effects of fluctuations in the foreign exchange markets. The Company's revenues are primarily U.S. dollar denominated, while the majority of the Company's administrative expenditures are denominated in French francs. In addition, the Company has long-term debt denominated in French francs. The table below summarizes by major currency the contractual amounts of the Company's forward exchange contracts in U.S. dollars. Foreign currency amounts are translated at rates current at the reporting date. The "buy" amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies.

                                                    DECEMBER 31,
                                     ------------------------------------------
                                             1996                  1995
                                     --------------------  --------------------
                                        BUY       SELL        BUY       SELL
                                     ---------  ---------  ---------  ---------
                                                   (IN THOUSANDS)
French franc.......................  $  12,000     --      $   9,700  $  --
Deutsche mark......................      4,000     --         --            915
U.S. dollar........................     --         --         --          8,500
                                     ---------  ---------  ---------  ---------
                                     $  16,000  $  --      $   9,700  $   9,415
                                     =========  =========  =========  =========

     In addition to the above, at December 31, 1996, the Company had forward exchange contracts involving the sale of one foreign currency and the purchase of another foreign currency with a contractual amount equivalent to approximately $5 million.

     The estimated (cost) to terminate exchange contracts outstanding at December 31, 1996, 1995 and 1994 was $(241,000), $240,000 and $0, respectively.
Such costs were recorded as a gain (loss) on foreign exchange contracts in the Consolidated Statements of Operations at December 31, 1996, 1995 and 1994, respectively. Under terms of the contracts, neither the Company nor the counterparties were required to collateralize their respective obligations.

     The average fair market value of these contracts calculated on a quarterly basis was:

                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------
                                         1996       1995        1994
                                       ---------  ---------     -----
                                               (IN THOUSANDS)
Average during the period (calculated
  on a quarterly basis)
     Assets..........................  $      30  $     130     $ 864
     Liabilities.....................        209         22       129

     The net gain (loss) arising from these contracts was $(104,000), $144,000 and $2.6 million for each of the three years ending December 31, 1996, 1995 and 1994, respectively.

16.  GEOGRAPHICAL INFORMATION

     The Company operates only in the contract oil and gas drilling industry segment.

     The following tables present net operating revenues, operating income and identifiable assets by geographic area.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

16.  GEOGRAPHICAL INFORMATION (CONTINUED)

     Operating income represents net operating revenues less operating costs and expenses of the geographic area concerned. Identifiable assets are those used in the operations of each geographic area. Corporate assets consist primarily of cash and cash equivalents and deferred tax assets.

                                        MIDDLE                                      REST OF
                1996                     EAST      AFRICA    FAR EAST    FRANCE     EUROPE     AMERICAS     TOTAL
-------------------------------------  ---------  ---------  ---------  ---------  ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues.............................  $   3,822  $  85,006  $   3,398  $   3,839  $  26,508   $76,898    $ 199,471
                                       =========  =========  =========  =========  =========   ========   =========
Operating income (loss)..............  $     146  $  20,492  $  (2,034) $ (22,389) $   1,668   $(2,744 )  $  (4,861)
                                       =========  =========  =========  =========  =========   ========   =========
Identifiable assets..................  $  20,128  $ 140,410  $  14,596  $  11,681  $  43,789   $85,507    $ 316,111
                                       =========  =========  =========  =========  =========   ========
Corporate assets.....................                                                                        25,213
                                                                                                          ---------
Total assets.........................                                                                     $ 341,324
                                                                                                          =========

                                        MIDDLE                                      REST OF
                1995                     EAST      AFRICA    FAR EAST    FRANCE     EUROPE     AMERICAS     TOTAL
-------------------------------------  ---------  ---------  ---------  ---------  ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues.............................  $  12,464  $  90,060  $   7,070  $   3,595  $  17,971   $40,340    $ 171,500
                                       =========  =========  =========  =========  =========   ========   =========
Operating income (loss)..............  $   8,868  $  16,928  $     314  $ (21,734) $     150   $ 1,559    $   6,085
                                       =========  =========  =========  =========  =========   ========   =========
Identifiable assets..................  $  20,258  $ 140,255  $  29,077  $  24,307  $  40,915   $52,680    $ 307,492
                                       =========  =========  =========  =========  =========   ========
Corporate assets.....................                                                                        25,563
                                                                                                          ---------
Total assets.........................                                                                     $ 333,055
                                                                                                          =========

                                        MIDDLE                                      REST OF
                1994                     EAST      AFRICA    FAR EAST    FRANCE     EUROPE     AMERICAS     TOTAL
-------------------------------------  ---------  ---------  ---------  ---------  ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues.............................  $  15,002  $  87,738  $  26,141  $      71  $   4,238   $15,114    $ 148,304
                                       =========  =========  =========  =========  =========   ========   =========
Operating income (loss)..............  $   4,706  $  16,233  $  10,431  $ (25,521) $    (266)  $ 1,815    $   7,398
                                       =========  =========  =========  =========  =========   ========   =========
Identifiable assets..................  $  21,160  $ 171,711  $  26,605  $  36,009  $  13,809   $22,487    $ 291,781
                                       =========  =========  =========  =========  =========   ========
Corporate assets.....................                                                                        25,842
                                                                                                          ---------
Total assets.........................                                                                     $ 317,623
                                                                                                          =========

     The Company derived 16%, 30% and 36% of its consolidated revenues during 1996, 1995 and 1994, respectively, from Elf Aquitaine Group. In the year ended December 31, 1996, an additional 15%, 14%, 14% and 10% of consolidated revenues were derived from Maraven, Chevron, Shell and Total, respectively.

17.  COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

     The Company's business and operations are substantially dependent upon the conditions of the oil and natural gas industry and, specifically, the exploration and production expenditures of oil and natural gas companies, which are largely dependent upon prevailing prices for oil and natural gas. The Company's rigs are based in countries outside the U.S. While demand for drilling rigs outside the U.S. has been less volatile, demand remains dependent on various factors outside the Company's control. The Company cannot predict the timing or extent of any improvement in the industry or the future level of demand for the Company's drilling services.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

17.  COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES (CONTINUED)

  INSURANCE COVERAGE

     The Company maintains broad insurance coverage, including general and marine public liability. No insurance is generally carried against loss of revenues. The Company believes that it is adequately insured in accordance with industry standards against normal risks of its operations. Notwithstanding such coverage, the occurrence of a casualty or loss against which the Company is not fully insured could have a material adverse effect on the Company's financial position and results of operations.

  ENVIRONMENTAL REGULATION

     The Company is subject to numerous domestic and foreign governmental regulations that relate directly or indirectly to its operations. The Company does not believe that environmental regulations have to date had a material adverse effect on its results of operations and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations.

  LEGAL PROCEEDINGS

     The Company is a defendant in a number of legal proceedings and has various unresolved asserted and unasserted claims arising in the ordinary course of business. The outcome of these lawsuits and claims is not known at this time. The Company believes that the resulting uninsured liability, if any, will not have a material adverse effect on its consolidated results of operations or financial position.

18.  RELATED PARTY TRANSACTIONS

     For the years ended December 31, 1996, 1995 and 1994, an aggregate of $471,000, $484,000, and $450,000 respectively, in management fees was paid to Soletanche S.A. and Ackermans and van Haaren N.V.

     Under the terms of joint venture and other agreements, the Company provides contract labor and other management services to certain of its affiliates. The table on the following page summarizes revenues regarding affiliates for the years ended December 31, 1996, 1995 and 1994 and receivables from affiliates as of December 31, 1996, 1995 and 1994:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1996       1995       1994
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Revenues:
     National Drilling and Services
       Co. LLC.......................  $     295  $     171  $     409
     Al Jazirah Forasol Drilling
       Corporation...................        860        980      1,588
     Foradel, Inc....................        168        882     10,157
                                       ---------  ---------  ---------
          Total......................  $   1,323  $   2,033  $  12,154
                                       =========  =========  =========

                                                DECEMBER 31,
                                       -------------------------------
                                         1996       1995       1994
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Accounts receivable:
     National Drilling and Services
       Co. LLC.......................  $      93  $      21  $      47
     Al Jazirah Forasol Drilling
       Corporation...................     --            183        146
     Foradel, Inc....................     --             79      1,769
                                       ---------  ---------  ---------
          Total......................  $      93  $     283  $   1,962
                                       =========  =========  =========

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

19.  SUBSEQUENT EVENTS (UNAUDITED)

     At an Extraordinary General Meeting of the Company held in Rotterdam on March 10, 1997, the Shareholders of the Company approved the transactions provided for in the Purchase Agreement dated December 16, 1996 between the Company, certain shareholders of the Company and Pride Petroleum Services, Inc., a Louisiana corporation ("Pride"), having its corporate headquarters at 1500 City West Boulevard, Suite 400, Houston, Texas 77042, United States of America, including the sale and transfer by the Company of all of the shares in the issued capital of Forasub B.V., having its registered office in Rotterdam, to Pride.

     Forasub B.V., a Dutch closed limited liability company, was a wholly owned subsidiary of the Company organized on December 30, 1996 into which the Company transferred substantially all of its assets, including its record and beneficial ownership in the outstanding capital stock of Forasol S.A., Forinter Limited and International Drilling Management B.V. and their respective subsidiaries, on December 31, 1996.

     The Shareholders of the Company also approved a proposal to dissolve the Company as of March 11, 1997, subject to the condition precedent that the transactions contemplated by the Purchase Agreement should have been effected prior to that date, to approve the liquidation of the assets and liabilities of the Company and to appoint its Board of Managing Directors as liquidator, all this in accordance with Article 29 paragraph 2 of the Articles of Association of the Comapny, without any payment of a specific remuneration to the liquidators and the persons assisting the liquidators.

     Finally, the Shareholders of the Company approved a proposal, subject to the condition precedent that the transactions contemplated by the purchase Agreement should have been completed, to pay a liquidating

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

19.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

distribution to the Shareholders of the Company, for each share in the issued capital of the Company consisting of:

          (a) an amount of $6.80 in cash (less any applicable Dutch withholding taxes), to be paid out on or about March 14, 1997;

          (b) 0.66 share of common stock of Pride, to be transferred on or about March 14, 1997.

     The transaction with Pride was completed on March 10, 1997 subsequent to the Extraordinary General Meeting, the liquidation of the Company commenced on March 11, 1997 and the liquidation dividend was paid on March 14, 1997.

     The Company arranged for all trading in its shares on the Nasdaq Stock Exchange to cease as at the close of business on March 10, 1997 and for its listing to be cancelled as from that date.

     On February 25, 1997 the Company signed an agreement to purchase a tender barge, the "Tenaga", for $6.6 million. The Tenaga is currently being used as a support vessel and the Company anticipates that it will require an investment of between $15 million and $22 million, depending upon specific customer requirements and the intended area of operations, to return it to its original use as a tender-assisted drilling barge.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     The following unaudited pro forma statement of operations for the year ended December 31, 1997 illustrates the effect of: (i) the divestiture of the Company's domestic land-based well servicing operations on February 20, 1997,
(ii) the acquisition of Forasol on March 10, 1997 and the related financing transactions, (iii) the purchase of 13 mat-supported jackup rigs on May 7, 1997 and the related financing transactions, and (iv) the conversion of $28.0 million principal amount of the Company's convertible subordinated debentures (collectively, the "1997 Transactions"). The unaudited pro forma statement of operations has been prepared assuming that such transactions were completed on January 1, 1997.

     The historical results of operations for the Company have been derived from the Company's consolidated financial statements. The pro forma adjustments and the resulting unaudited pro forma statement of operations are based upon available information and certain assumptions and estimates described in the Notes to Unaudited Pro Forma Statement of Operations. The pro forma statement of operations does not purport to represent what the Company's results of operations actually would have been had the 1997 Transactions occurred on January 1, 1997 or to project the Company's financial position or results of operations for any future date or period.

     The unaudited pro forma statement of operations and the notes thereto should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

                               UNAUDITED PRO FORMA
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        PRIDE                       PRO
                                      HISTORICAL   ADJUSTMENTS     FORMA
REVENUES .............................$ 699,788   ($16,485)(A)   $ 755,952
                                                    40,689 (C)
                                                    31,960 (D)
OPERATING COSTS ......................  458,861    (12,776)(A)     496,223
                                                    30,974 (C)
                                                    19,164 (D)
                                      ---------                  ---------

Gross Margin .........................  240,927                    259,729

DEPRECIATION AND AMORTIZATION ........   58,661       (777)(A)      68,001
                                                     4,111 (C)
                                                     3,354 (D)
                                                     2,652 (E)
SELLING, GENERAL AND ADMINISTRATIVE ..   73,881     (2,274)(A)      77,621
                                                     2,823 (C)
                                                     3,191 (D)
                                      ---------                   --------
EARNINGS FROM OPERATIONS .............  108,385                    114,107
                                      ---------                   --------
OTHER INCOME (EXPENSE)
Other income (expense)................   77,844      1,265 (A)       1,439
                                                   (83,553)(B)
                                                      (617)(C)
                                                     6,500 (H)
Interest income ......................    3,773         85 (C)       3,858
Interest expense .....................  (34,368)        90 (A)     (41,571)
                                                    (1,060)(C)
                                                    (6,233)(G)
                                      ---------                  ----------

Total other income (expenses), net ...   47,249                    (36,274)
                                      ---------                  ----------

EARNINGS BEFORE INCOME TAXES .........  155,634                     77,833
INCOME TAX PROVISION .................   51,639        121 (C)      23,792
                                                   (27,968)(I)
                                      ---------                  ---------
NET EARNINGS .........................$ 103,995                   $ 54,041
                                      =========                  =========
NET EARNINGS PER SHARE
     Basic ...........................$    2.42                   $   1.14
     Diluted .........................$    2.16                   $   1.05

WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic ...........................   43,036      2,312 (F)      47,386
                                                     2,038 (G)
     Diluted .........................   49,143      2,312 (F)      53,493
                                                     2,038 (G)


          The accompanying notes are an integral part of the pro forma statement of operations.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

1.  BACKGROUND

     In February 1997, the Company sold substantially all of the assets used in its U.S. land-based well servicing operations for $135.7 million in cash. After federal and state income taxes of approximately $42.2 million, repayment of $3.9 million of indebtedness collateralized by certain of the assets sold and prepayment of $4.0 million of lease payments on transferred assets subject to operating leases, the net proceeds to the Company were $85.6 million. The Company recognized a pretax gain on the sale of $83.6 million.

     In March 1997, the Company completed the acquisition of Forasol for $113.2 million in cash and 11.1 million shares of Common Stock with a value of $172.4 million. Of the cash portion of the purchase price, $87.5 million was funded out of working capital, including the net proceeds from the sale of the Company's U.S. land-based well servicing operations, and $25.7 million was funded out of net borrowings under the Company's senior credit facility.

     In May 1997, the Company completed the acquisition of 13 mat-supported jackup rigs for cash consideration of $269.0 million. Also in May 1997, the Company completed the public sale of $325.0 million aggregate principal amount of its senior notes and 4.4 million shares of Common Stock, which resulted in aggregate net proceeds to the Company of approximately $387.5 million. Approximately $75.0 million of such net proceeds were used to repay certain indebtedness, and approximately $269.0 million were used to purchase the 13 mat-supported jackup rigs.

     In the first quarter of 1997, $28.0 million aggregate principal amount of the Company's convertible subordinated debentures were converted into 2.3 million shares of Common Stock.

2.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma statement of operations has been prepared assuming that the transactions described in Note 1 were consummated on January 1, 1997.

     Pro forma basic net earnings per share have been computed based on the weighted average number of common shares outstanding during the applicable period. Pro forma diluted net earnings per share have been computed based on the weighted average number of common shares and common share equivalents outstanding during the period, as if the Company's convertible subordinated debentures were converted into Common Stock as of the date of conversion, after giving retroactive effect to the elimination of interest expense, net of income tax effect, applicable to the convertible subordinated debentures.

3.  MANAGEMENT ASSUMPTIONS

     The unaudited pro forma statement of operations reflects the following pro forma adjustments related to the 1997 Transactions:

     (A) Elimination of the results of operations related to the Company's U.S. land-based well servicing business for the period from January 1, 1997 to February 20, 1997.

     (B) Elimination of $83.5 million gain recognized in connection with the sale of the Company's U.S. land-based well servicing operations.

     (C) Inclusion of the results of operations of Forasol for the period from January 1, 1997 to March 10, 1997.

     (D) Inclusion of the revenues and direct/allocated operating expenses of the 13 mat-supported jackup rigs for the period from January 1, 1997 to May 7, 1997.

     (E) Increase in depreciation and amortization expense resulting from the preliminary allocation of the purchase price to assets acquired as described in Notes (C) and (D), and adoption of the Company's depreciation policies.

     (F) Increase in basic and diluted weighted average shares outstanding as a result of shares issued in connection with the Forasol acquisition.

     (G) Adjustment to interest expense to reflect (i) the issuance of a portion of the $325.0 million principal amount of 9 3/8% senior notes used to fund the acquisition of the mat-supported jackup rigs, (ii) the issuance of approximately
4.4 million shares of Common Stock used in part to repay $75.0 million of debt and (iii) the conversion of $28.0 million principal amount of convertible subordinated debentures as follows:

                                             (in thousands)
        Issuance of senior notes..............  $ 8,406
        Repayment of debt.....................   (1,563)
        Conversion of debentures..............     (610)
                                                -------
                                                $ 6,233
                                                =======

The aggregate effect on basic and diluted weighted average shares outstanding for the year as a result of the issuance of approximately 4.4 million shares of Common Stock and conversion of the debentures was 2,038,000 shares.

     (H) Adjustment to other income (expense) for the loss on the conversion of the debentures.

     (I) Income tax effect of the pro forma adjustments included herein, based on applicable statutory rates.

                                   SIGNATURE

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          PRIDE INTERNATIONAL, INC.
                                          By: /s/ EARL McNIEL
                                                  EARL McNIEL
                                       VICE PRESIDENT AND CHIEF FINANCIAL
                                                    OFFICER

Date:  March 20, 1998